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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


================================================================================
1. Name and Address of Reporting Person*

   Lehman Brothers Holdings Inc. (1)
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   3 World Financial Center
--------------------------------------------------------------------------------
                                    (Street)

   New York,                          New York                   10285
--------------------------------------------------------------------------------
   (City)                           (State)                       (Zip)


================================================================================
2. Date of Event Requiring Statement (Month/Day/Year)

          8/19/99

================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

   13-3216325
================================================================================
4. Issuer Name and Ticker or Trading Symbol

   Blount International, Inc. (NYSE: BLT)
================================================================================
5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ x ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



      --------------------------------------------------------------------

================================================================================
6. If Amendment, Date of Original (Month/Year)


================================================================================
7. Individual or Joint/Group Filing  (Check applicable line)

   [   ] Form Filed by One Reporting Person

   [ x ] Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
------------------------------------------------------------------------------------------------------------------------------------

   Common Stock, par value $.01           26,928,777                  1
   per share
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                  Page 1 of ___

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) This form is a joint filing with the following affiliate of the Reporting Person who directly owns the securities reported herein: LB Blount Investment SPV LLC. The common interests and preferred interests of LB Blount Investment SPV LLC are held by the following affiliates of the Reporting Person: Lehman Brothers Merchant Banking Partners II L.P., Lehman Brothers Offshore Investment Partners II L.P., LB Capital Partners III, L.P., LB Capital Partners IV, L.P. and LB I Group Inc.

Lehman Brothers Merchant Banking Partners II Inc., Lehman Brothers Offshore Partners II Ltd., Lehman Brothers Holdings Inc. and LB I Group Inc. as parent and General Partner of Lehman Brothers Merchant Banking Partners II L.P., Lehman Brothers Offshore Investment Partners II L.P., Lehman Brothers Capital Partners III, L.P. and Lehman Brothers Capital Partners IV, L.P., respectively, are deemed to beneficially own such shares held by such entities.


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


       /s/ Jennifer Marre                            August 20, 1999
      ------------------------------              -----------------------
Name:  Jennifer Marre                                     Date
Title: Vice President & Secretary
**Signature of Reporting Person

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                            JOINT FILER INFORMATION



Title of Security:  Common Stock

Issuer & Ticker Symbol:  Blount International, Inc. (BLT)

Designated Filer:  Lehman Brothers Holdings Inc.

Other Joint Filer:

     LB Blount Investment SPV LLC
     3 World Financial Center
     New York, NY 10285

     Lehman Brothers Merchant Banking Partners II L.P.
     3 World Financial Center
     New York, NY 10285

     Lehman Brothers Offshore Investment Partners II L.P.
     3 World Financial Center
     New York, NY 10285

     Lehman Brothers Capital Partners III, L.P.
     3 World Financial Center
     New York, NY 10285

     Lehman Brothers Capital Partners IV, L.P.
     3 World Financial Center
     New York, NY 10285

     LB I Group Inc.
     3 World Financial Center
     New York, NY 10285

     Lehman Brothers Merchant Banking Partners II Inc.
     3 World Financial Center
     New York, NY 10285

     Lehman Brothers Offshore Partners II Ltd.
     3 World Financial Center
     New York, NY 10285

     Lehman Brothers Inc.
     3 World Financial Center
     New York, NY 10285



Date of Event
Requiring Statement:  August 19, 1999

Signature on behalf
of other above filer: /s/ Jennifer Marre
                      ------------------------
                      Jennifer Marre
                      Vice President and
                      Secretary